WATTS INDUSTRIES, INC.
               MANAGEMENT STOCK PURCHASE PLAN


I.   INTRODUCTION

     The purpose of the Watts Industries, Inc. Management

Stock Purchase Plan (the "Plan") is to provide equity

incentive compensation to selected management employees of

Watts Industries, Inc. (the "Company") and its subsidiaries.

Participants in the Plan may elect to receive restricted

stock units ("RSUs") in lieu of all or a portion of their

annual incentive bonus and, in some circumstances, make

after-tax contributions in exchange for RSUs.  Each RSU

represents the right to receive one share of the Company's

Class A Common Stock (the "Stock") upon the terms and

conditions stated herein.  RSUs are granted at a discount of

25% from the fair market value of the Stock on the date of

grant.  So long as the participant remains employed by the

Company for at least three years after the date of grant,

his or her RSUs will be settled in shares of Stock after a

period of deferral selected by the participant, or upon

termination of employment, if earlier.

II.  ADMINISTRATION

     The Plan shall be administered by the Stock Option and

Compensation Committee of the Board of Directors of the

Company (the "Committee").  Each member of the Committee

shall be a "disinterested person" within the meaning of Rule

16b-3(c)(2)(i) promulgated under the Securities Exchange Act of 1934, as amended (the "Act").  The Committee shall have

complete discretion and authority with respect to the Plan

and its application, except as expressly limited herein.

Determinations by the Committee shall be final and binding

on all parties with respect to all matters relating to the

Plan.

III. ELIGIBILITY

     Management employees of the Company and its

subsidiaries as designated by the Committee shall be

eligible to participate in the Plan.

IV.  PARTICIPATION

     A.   Restricted Stock Units.  Participation in the Plan

shall be based on the award of RSUs.  Each RSU awarded to a

participant shall be credited to a bookkeeping account

established and maintained for that participant.

     B.   Valuation of RSUs; Fair Market Value of Stock.

The value of each RSU, for purposes of the Plan, shall be

determined as follows:  The "Cost" of each RSU shall be

equal to 75% of the fair market value of the Stock on the

date the RSU is awarded.  The "Value" of each RSU shall be

equal to its Cost plus simple interest per annum on such

amount at the one-year U.S. Treasury Bill rate (as published in The Wall Street Journal) in effect on the award date and

each anniversary thereof.  For all purposes of the Plan, the

"fair market value of the Stock" on any given date shall

mean the last reported sale price at which Stock is traded

on such date or, if no Stock is traded on such date, the

most recent date on which Stock was traded, as reflected on

the New York Stock Exchange.

     C.   Election to Participate.  Each year, each

participant may elect to receive an award of RSUs under the

Plan during the subsequent calendar year by completing a

Bonus Deferral and RSU Subscription Agreement ("Subscription

Agreement").  The Subscription Agreement shall provide that

the participant elects to receive RSUs in lieu of a

specified portion of any annual incentive bonus.  Such

portion may be expressed as either (1) a specified

percentage of the participant's actual bonus amount; (2) the lesser of a specified percentage or a specified dollar

amount of the participant's actual bonus amount; or (3) a

specified dollar amount, up to 100% of the participant's

targeted maximum bonus.  Any dollar amount specified must be at least $1,000; and any percentage specified must be at

least 10% and not more than 100%.  Amounts specified

pursuant to methods (1) and (2) are entirely contingent on

the amount of bonus actually awarded.  Where the participant specifies a fixed dollar amount pursuant to method (3),

however, the Subscription Agreement shall provide that, if

the specified dollar amount exceeds the actual bonus amount

awarded, the participant  undertakes to pay the excess, in

cash or by check, to the Company within five days after the

date the participant receives notice of the bonus amount.

Each Subscription Agreement, in addition, shall specify a

deferral period for the RSUs to which it pertains.  The

deferral period shall be expressed as a number of whole

years, not less than three, beginning on the award date.

Subscription Agreements must be received by the Company no

later than December 31 of the fiscal year for which such

bonus amount will be determined.  A participant who is not

subject to the short-swing profits rule of Section 16 of the

Act may revise his or her Subscription Agreement with

respect to the amount of elected RSUs no later than June 1

of the fiscal year for which such bonus amount will be

determined.

     D.   Award of RSUs.  Once each year, on the date that

annual incentive bonuses are paid or would otherwise be

paid, the Company shall award RSUs to each participant as

follows:  Each participant's account shall be credited with

a whole number of RSUs determined by dividing the amount

(expressed in dollars) that is determined under his or her

Subscription Agreement by the Cost of each RSU awarded on

such date.  No fractional RSU will be credited and the

amount equivalent in value to the fractional RSU will be

paid out to the participant currently in cash.



V.   VESTING AND SETTLEMENT OF RSUs

     A.   Vesting.  A participant shall be fully vested in

each RSU three years after the date such RSU was awarded.

     B.   Settlement After Vesting.  With respect to each

vested RSU, the Company shall issue to the participant one

share of Stock at the end of the deferral period specified

in the participant's Subscription Agreement pertaining to

such RSU, or upon the participant's termination of

employment or the termination of the Plan, if sooner.

     C.   Settlement Prior to Vesting.

          1.   Voluntary Termination.  If a participant

     voluntarily terminates his/her employment with the

     Company for reasons other than death or permanent

     disability, the participant's nonvested RSUs shall be

     canceled and he or she shall receive a cash payment

     equal to the lesser of (a) the Value of such RSUs or

     (b) an amount equal to the number of such RSUs

     multiplied by the fair market value of the Stock on the

     date of the participant's termination of employment.

          2.   Involuntary Termination.  If a participant's

     employment is terminated by the Company, or if the

     participant's employment terminates as a result of

     death or permanent disability, the participant's

     nonvested RSUs shall be canceled and he or she shall

     receive payment as follows:  The number of nonvested

     RSUs awarded on each award date shall be multiplied by

     a fraction that is equal to the number of full years

     that the participant was employed by the Company after

     each such award date divided by three and the

     participant shall receive the resulting number of such

     RSUs in shares of Stock.  With respect to the

     participant's remaining nonvested RSUs, the participant

     shall receive cash in an amount equal to the lesser of

     (a) the Value of such RSUs or (b) an amount equal to

     the number of such RSUs multiplied by the fair market

     value of the Stock on the date of the participant's

     termination of employment.

     3.   Committee's Discretion.  The Committee shall have

     complete discretion to determine the circumstances of a

     participant's termination of employment, including

     whether the same results from voluntary termination,

     permanent disability or termination by the Company, and

     the Committee's determination shall be final and

     binding on all parties and not subject to review or

     challenge by any participant or other person.

VI.  DIVIDEND EQUIVALENT AMOUNTS

     Whenever dividends (other than dividends payable only

in shares of Stock) are paid with respect to Stock, each

participant shall be paid an amount in cash equal to the

number of his or her vested RSUs multiplied by the dividend

value per share.  In addition, each participant's account

shall be credited with an amount equal to the number of such participant's nonvested RSUs multiplied by the dividend

value per share.  Amounts credited with respect to each

nonvested RSU shall be paid, without interest, on the date

the participant becomes vested in such RSU, or when the

participant receives payment of his or her nonvested RSUs

pursuant to Subsection V.(C).

VII. DESIGNATION OF BENEFICIARY

     A participant may designate one or more beneficiaries

to receive payments or shares of Stock in the event of

his/her death.  A designation of beneficiary shall apply to

a specified percentage of a participant's entire interest in the Plan.  Such designation, or any change therein, must be

in writing and shall be effective upon receipt by the

Company.  If there is no effective designation of

beneficiary, or if no beneficiary survives the participant,

the participant's estate shall be deemed to be the

beneficiary.

VIII.     SHARES ISSUABLE; MAXIMUM NUMBER OF RSUs;

ADJUSTMENTS

     A.   Shares Issuable.  The aggregate maximum number of

shares of Stock reserved and available for issuance under

the Plan shall be 1,000,000.  For purposes of this

limitation, the shares of Stock underlying any RSUs that are canceled shall be added back to the shares of Stock

available for issuance under the Plan.  Shares subject to

the Plan are authorized but unissued shares or shares that

were once issued and subsequently re-acquired by the

Company.

     B.   Adjustments.  In the event of a stock dividend,

stock split or similar change in capitalization affecting

the Stock, the Committee shall make appropriate adjustments

in (i) the number and kind of shares of Stock or securities

with respect to which RSUs shall thereafter be granted, (ii)

the number and kind of shares remaining subject to

outstanding RSUs; (iii) the number of RSUs credited to each

participant's account; and (iv) the method of determining

the value of RSUs.  In the event of any proposed merger,

consolidation, sale, dissolution or liquidation of the

Company, all non-vested RSUs shall become fully vested upon

the effective date of such merger, consolidation, sale,

dissolution or liquidation and the Committee in its sole

discretion may, as to any outstanding RSUs, make such

substitution or adjustment in the aggregate number of shares reserved for issuance under the Plan and the number of

shares subject to such RSUs as it may determine on an

equitable basis and as may be permitted by the terms of such transaction, or terminate such RSUs upon such terms and

conditions as it shall provide.  In the case of the

termination of any vested RSU, the Committee shall provide

payment or other consideration which the Committee deems

equitable in the circumstances.

IX.  AMENDMENT OR TERMINATION OF PLAN

     The Company reserves the right to amend or terminate

the Plan at any time, by action of its Board of Directors,

provided that no such action shall adversely affect a

participant's rights under the Plan with respect to RSUs

awarded and vested before the date of such action, and

provided, further, that Plan amendments shall be subject to

approval by the Company's shareholders to the extent

required by the Act to ensure that awards are exempt under

Rule 16b-3 promulgated under the Act.

X.   MISCELLANEOUS PROVISIONS

     A.   No Distribution; Compliance with Legal

Requirements.  The Committee may require each person

acquiring shares of Stock under the Plan to represent to and agree with the Company in writing that such person is

acquiring the shares without a view to distribution thereof.

No shares of Stock shall be issued until all applicable

securities law and other legal and stock exchange

requirements have been satisfied.  The Committee may require the placing of such stop-orders and restrictive legends on

certificates for Stock as it deems appropriate.

     B.   Withholding.  Participation in the Plan is subject

to any required tax withholding on wages or other income of

the participant in connection with the Plan.  Each

participant agrees, by entering the Plan, that the Company

shall have the right to deduct any such taxes, in its sole

discretion, from any amount payable to the participant under the Plan or from any payment of any kind otherwise due to

the participant.  Participants who wish to avoid the

withholding of shares of Stock otherwise issuable to them

under the Plan should arrange with the Company to pay the

amount of taxes required to be withheld in advance of the

settlement date.

     C.   Notices; Delivery of Stock Certificates.  Any

notice required or permitted to be given by the Company or

the Committee pursuant to the Plan shall be deemed given

when personally delivered or deposited in the United States

mail, registered or certified, postage prepaid, addressed to the participant at the last address shown for the

participant on the records of the Company.  Delivery of

stock certificates to persons entitled to receive them under the Plan shall be deemed effected for all purposes when the

Company or a share transfer agent of the Company shall have

deposited such certificates in the United States mail,

addressed to such person at his/her last known address on

file with the Company.

     D.   Nontransferability of Rights.  During a

participant's lifetime, any payment or issuance of shares

under the Plan shall be made only to him/her.  No RSU or

other interest under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment,

pledge, encumbrance or charge, and any attempt by a

participant or any beneficiary under the Plan to do so shall be void.  No interest under the Plan shall in any manner be

liable for or subject to the debts, contracts, liabilities,

engagements or torts of a participant or beneficiary

entitled thereto.

     E.   Company's Obligations to Be Unfunded and

Unsecured.  The Plan shall at all times be entirely

unfunded, and no provision shall at any time be made with

respect to segregating assets of the Company (including

Stock) for payment of any amounts or issuance of any shares

of Stock hereunder.  No participant or other person shall

have any interest in any particular assets of the Company

(including Stock) by reason of the right to receive payment

under the Plan, and any participant or other person shall

have only the rights of a general unsecured creditor of the

Company with respect to any rights under the Plan.

     F.   Governing Law.  The terms of the Plan shall be

governed, construed, administered and regulated in

accordance with the laws of the Commonwealth of

Massachusetts.  In the event any provision of this Plan

shall be determined to be illegal or invalid for any reason,

the other provisions shall continue in full force and effect as if such illegal or invalid provision had never been

included herein.

     G.   Effective Date of Plan.  The Plan shall become

effective as of the date of its approval by the holders of a majority of the shares of the Company's Class A Common Stock and Class B Common Stock, voting as a single class, present

or represented and entitled to vote at a meeting of the

shareholders.



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